Exhibit 99.1
Contact: Karin Demler: (615) 263-3005
Corrections Corporation of America
Announces 2007 First Quarter Financial Results
CCA Also Announces New Contract Award from
Arizona Department of Corrections
NASHVILLE, Tenn. - May 3, 2007 - Corrections Corporation of America (NYSE: CXW) (the “Company” or “CCA”), the nation’s largest provider of corrections management services to government agencies, announced today its financial results for the three-month period ended March 31, 2007.
Financial Review
First Quarter of 2007 Compared with First Quarter 2006
For the three months ended March 31, 2007, CCA reported net income of $32.6 million, or $0.52 per diluted share, compared with $21.3 million, or $0.35 per diluted share, for the same period in the prior year. Financial results for the first quarter of 2006 included a charge of $0.01 per diluted share for refinancing transactions completed in January 2006. Excluding the refinancing charge in the prior year quarter, earnings per diluted share increased 44.4% representing the seventh consecutive quarter of year-over-year double digit increases in diluted earnings per share.
Operating income for the first quarter of 2007 was $66.2 million, compared with $49.9 million for the same period in 2006. EBITDA adjusted for the refinancing charge in 2006 (“Adjusted EBITDA”) increased 28.8% to $84.5 million during the first quarter of 2007 from $65.6 million during the same period in 2006. Results were substantially driven by strong demand for prison beds from both federal and state customers. Management revenue from federal customers increased $18.7 million, or 15.1%, from $123.5 million during the first quarter of 2006 to $142.2 million during the first quarter of 2007. Federal revenues were favorably impacted by new contracts from the U.S. Immigration and Customs Enforcement (“ICE”) at our T. Don Hutto Residential Center, our Stewart Detention Center and our Eloy Detention Center. Management revenue from state customers increased $14.8 million, or 9.6%, from $154.0 million during the first quarter of 2006 to $168.7 million during the first quarter of 2007. During the first quarter of 2007, state revenues were positively impacted by an increase in inmate populations from Colorado, Hawaii, Wyoming, California and Minnesota. As a result of the increases in federal and state inmate populations, portfolio occupancy increased from 93.7% during the first quarter of 2006 to 98.0% during the first quarter of 2007.
Adjusted Free Cash Flow, which does not include special items, increased 43.2% to $61.5 million during the three months ended March 31, 2007 from $43.0 million generated during the same period in 2006, as a result of the increase in operating income. Adjusted Free Cash Flow for the first quarter of 2007 and 2006 included minimal income tax payments. However, income tax payments for the remainder of 2007 are expected to total between $50.0 million and $60.0 million.
Adjusted Diluted Earnings Per Share, EBITDA, Adjusted EBITDA, and Adjusted Free Cash Flow are non-GAAP financial measures. Please refer to the Supplemental Financial Information and related note
-more-
10 Burton Hills Boulevard, Nashville, Tennessee 37215, Phone: 615-263-3000

CCA 2007 First Quarter Financial Results

following the financial statements herein for further discussion and reconciliations of these measures to GAAP financial measures.
Operations Highlights
For the quarters ended March 31, 2007 and 2006, key operating statistics for the continuing operations of CCA were as follows:

	Quarter Ended March 31,
Metric	2007	2006	% Change
Average Available Beds	72,643	70,589	2.9%
Average Compensated Occupancy	98.0%	93.7%	4.6%
Total Compensated Man-Days	6,408,581	5,954,920	7.6%

Revenue per Compensated Man-Day	$54.01	$52.07	3.7%
Operating Expense per Compensated Man-Day:
Fixed	28.55	28.82	-0.9%
Variable	9.49	9.74	-2.6%

Total	38.04	38.56	-1.3%

Operating Margin per Compensated Man-Day	$15.97	$13.51	18.2%

Operating Margin	29.6%	25.9%	14.3%
Total revenue for the first quarter of 2007 increased 11.5% to $350.9 million from $314.6 million during the same period in 2006, as total compensated man-days increased 7.6% to 6.4 million from 6.0 million, and as revenue per compensated man-day increased to $54.01 from $52.07, an increase of 3.7%. The increase in revenue per compensated man-day is substantially due to per diems obtained on new management contracts. Average compensated occupancy for the three months ended March 31, 2007 increased to 98.0% from 93.7% for the same period in 2006, also as a result of the commencement of new management contracts combined with an increase in the demand for prison beds from a number of existing customers.
Fixed expenses decreased $0.27 per compensated man-day to $28.55 for the three months ended March 31, 2007 compared with $28.82 per compensated man-day during the same period in 2006. The decrease in fixed expenses was primarily due to leveraging fixed costs over a higher inmate population.
Variable expenses also decreased to $9.49 per compensated man-day during the first quarter of 2007 from $9.74 per compensated man-day during the first quarter of 2006, a decrease of $0.25 per compensated man-day, or 2.6%. The decrease in variable expenses per compensated man-day was primarily attributable to a decrease in inmate medical expenses resulting from the increase in inmate populations under management contracts that contain provisions limiting our medical risk.
Business Development Update
On May 2, 2007, we were awarded a contract to house up to 2,160 inmates at our Diamondback Correctional Facility, in Watonga, Oklahoma by the Arizona Department of Corrections. The contract provides for an initial one-year term, and includes four additional one-year renewal periods. The contract also provides for a guaranteed 95% occupancy that becomes effective upon reaching 95% capacity following an agreed ramp-up period. We currently house approximately 1,400 Arizona inmates and approximately 650 Hawaiian inmates at this facility. We currently expect to relocate the Hawaiian
-more-

CCA 2007 First Quarter Financial Results

inmates to our new 1,896-bed Saguaro Correctional Facility, in Eloy, Arizona, upon its completion in June 2007.
In April 2007, through a competitive procurement process we were selected for the continued management of the 1,030-bed Marion County Jail in Indianapolis, Indiana. CCA has managed the Marion County Jail since 1997. The facility currently holds approximately 1,000 inmates from Marion County, Indiana. The contract, which is effective May 1, 2007 through December 31, 2017, provides for a minimum guaranteed monthly average occupancy of 1,025 inmates and may be extended by mutual agreement for up to 10 years.
On March 29, 2007, as a result of anticipated demand for prison beds, we announced the second 360-bed expansion of our 1,104-bed Tallahatchie County Correctional Facility in Tutwiler, Mississippi. The two expansions of the Tallahatchie facility aggregate 720 beds which we expect to complete for an estimated cost of $39.0 million. Also on March 29, 2007, we announced our intention to expand our 767-bed Leavenworth Detention Center, in Leavenworth Kansas, by 266 beds, at an estimated cost of $22.5 million. This expansion will also include a renovation of the existing building infrastructure to accommodate higher detainee populations.
Status of California Contract
On February 20, 2007, the Superior Court of California, County of Sacramento, ruled that the Governor of California exceeded his authority in issuing an emergency proclamation regarding prison overcrowding and that the contracts entered into by the California Department of Corrections and Rehabilitation (“CDCR”) to utilize prison beds at private facilities outside of California to relieve prison overcrowding were thus unauthorized by the Emergency Services Act and that such contracts violate the California Constitution. A judgment based on that ruling was entered on April 2, 2007, including a permanent injunction against performing under the contracts signed pursuant to the proclamation, which would include contracts between us and the CDCR. The Governor and other state defendants have appealed that judgment. The Court of Appeal of California, Third Appellate District has temporarily stayed enforcement of this judgment, which means our contract with the CDCR remains in effect. We cannot predict the length of time this stay will remain in place or the ultimate outcome of the appeal.
On April 26, 2007, the California legislature passed the “The Public Safety and Offender Rehabilitation Services Act of 2007,” which, among other things, expands California’s prison capacity through new construction and authorizes the transfer of inmates out-of-state through June 2011 without the consent of affected inmates. The Governor of California has indicated that he will sign this legislation, and announced an intention to transfer up to 8,000 inmates out of state. This statute may provide the Governor additional authority to enter into contracts for out-of-state prison beds. Although we believe that the legislative findings within the statute further strengthen the Governor’s original assertion of emergency authority and support the constitutionality of that action, we cannot guarantee that this statute will be persuasive to the Court of Appeal of California. If the Court of Appeal were to lift its stay of the Superior Court’s judgment, then the injunction would result in the loss of inmates we currently house.
Regardless of the Court of Appeal’s ruling, we cannot guarantee that the state of California will fully utilize the contracting authority created by this new statute, nor can we guarantee that this statute will not itself be challenged for violating the California Constitution or on other grounds.
We currently have a contract with the CDCR which provides the CDCR the ability to place California inmates in several of our facilities. As of March 31, 2007 we held 356 California inmates. However, the number of beds we make available to California is dependent on the demand for our available beds from existing and potential customers and the capacity available within the time frame desired by the state of California.
-more-

CCA 2007 First Quarter Financial Results

Facility Inventory and Development Update
Current Inventory
At April 30, 2007, CCA had available inventory of approximately 2,200 beds, which consists of approximately 1,900 owned and managed beds and 300 managed only beds. Most of these beds are contractually committed to existing customers; however, none of these contracts provide for guarantees of occupancy. We expect that a significant portion of these beds will be occupied over the next twelve months.
Facilities Currently Under Development or Expansion
In response to ongoing demand for bed capacity from a number of federal and state agencies, we have undertaken the following expansion and development projects:

		Total Bed
		Capacity		Estimated
		Following	Estimated	Total Cost		Potential
	Beds	Expansion	Completion	(in millions)		Customer(s)
Facilities Under Expansion
Gadsden Correctional Institution, Florida	384	1,520	Q3 2007	(1)		State of Florida
Bay Correctional Facility, Florida	235	985	Q3 2007	(1)		State of Florida
North Fork Correctional Facility, Oklahoma	960	2,400	Q4 2007	$55.0		Various States
Tallahatchie County Correctional Facility, Mississippi	720	1,824	Q4 2007	39.0		Federal and/or Various States
Eden Detention Center, Texas	129	1,354	Q1 2008	20.0	(2)	BOP
Bent County Correctional Facility, Colorado	720	1,420	Q2 2008	44.0		Colorado(3)
Kit Carson Correctional Center, Colorado	720	1,488	Q2 2008	44.0		Colorado(3)
Leavenworth Detention Center, Kansas	266	1,033	Q2 2008	22.5		USMS(3)

Total Expansion Beds	4,134			$224.5

New Facilities Under Development
Saguaro Correctional Facility, Arizona	1,896	1,896	June 2007	$103.0		State of Hawaii

GRAND TOTAL	6,030			$327.5

(1)	The expansion costs of the Gadsden Correctional Institution and the Bay Correctional Facility will be funded by the state of Florida. Our management contracts for the Gadsden and Bay facilities expire on June 30, 2007. The state of Florida issued an Invitiation to Negotiate (“ITN”) for the management of the Gadsden and Bay facilities. The Company has responded to the ITN; however, we can provide no assurance that we will be successful in securing a contract for the continued management of either of these facilities

(2)	The total estimated cost is for a renovation of the existing facility which will result in 129 additional beds.

(3)	We currently have contracts in place with the stated customers to occupy these facilities; however, the contracts do not provide a guarantee of occupancy.
-more-

CCA 2007 First Quarter Financial Results

In addition to the above listed projects, we are actively pursuing expansion opportunities as well as a number of additional sites for new prison development. Our goal is to begin development of an additional 3,400 to 5,400 new beds in 2007.
Commenting on the Company’s financial results, President and CEO John Ferguson stated, “We are pleased with the Company’s first quarter financial results and the continued improvement in our overall financial performance. Our revenues and operating margins continued to improve as a result of increased inmate populations both at the federal and state levels.”
“We are pleased to expand our relationship with the Arizona Department of Corrections at our Diamondback Correctional Facility, and are gratified by their continued confidence in our ability to satisfy their correctional needs.”
Ferguson continued, “The expansions that we are undertaking and the opening of our new Saguaro facility will create additional capacity that we can market over the next twelve months. We believe demand for new prison beds will continue over the foreseeable future, and one of our primary efforts going forward is adding beds that will allow us to serve this demand and to be a just-in-time provider to our government partners.”
Guidance
The Company expects diluted earnings per share (“EPS”) for the second quarter of 2007 to be in the range of $0.48 to $0.52, and full year EPS to be in the range of $1.97 to $2.07.
The guidance above does not incorporate the effect of any incremental inmates we may receive as a result of the Governor of California’s recent announcement to transfer up to 8,000 inmates out of state. While we are optimistic that we will benefit from California’s decision, management does not presently have adequate information to reasonably estimate the impact on 2007 operating results.
During 2007, CCA expects to invest approximately $275.5 million in capital expenditures, consisting of approximately $220.5 million in prison construction and expansions that have been previously announced, $37.0 million in maintenance capital expenditures and $18.0 million in information technology.
Supplemental Financial Information and Investor Presentations
CCA has made available on its website supplemental financial information and other data for the first quarter of 2007. We do not undertake any obligation, and disclaim any duty, to update any of the information disclosed in this report. Interested parties may access this information through our website at www.correctionscorp.com under “Financial Information” of the Investor section.
The Company’s management may meet with investors from time to time during the second quarter of 2007. Written materials used in the investor presentations will also be available on our website beginning on or about May 15, 2007. Interested parties may access this information through our website at www.correctionscorp.com under “Webcasts” of the Investor section.
Webcast and Replay Information
We will host a webcast conference call at 2:00 p.m. Central Time (3:00 p.m. Eastern Time) today to discuss our 2007 first quarter financial results. To listen to this discussion, please access “Webcasts” on the Investor page at www.correctionscorp.com. The conference call will be archived on our website following the completion of the call. In addition, a telephonic replay will begin today at 6:00 p.m.
-more-

CCA 2007 First Quarter Financial Results

Eastern Time through 11:59 p.m. Eastern Time on May 10, 2007, by dialing 888-203-1112, pass code 6514583.
About the Company
Corrections Corporation of America is the nation’s largest owner and operator of privatized correctional and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. We currently operate 64 facilities, including 40 company-owned facilities, with a total design capacity of approximately 73,000 beds in 19 states and the District of Columbia. We specialize in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, our facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. We also provide health care (including medical, dental and psychiatric services), food services and work and recreational programs.
Forward-Looking Statements
This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) fluctuations in our operating results because of, among other things, changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (ii) changes in the privatization of the corrections and detention industry, the public acceptance of our services, the timing of the opening of and demand for new prison facilities and the commencement of new management contracts; (iii) our ability to obtain and maintain correctional facility management contracts, including as a result of sufficient governmental appropriations and as a result of inmate disturbances; (iv) increases in costs to construct or expand correctional facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond our control, such as weather, labor conditions and material shortages, resulting in increased construction costs; and (v) general economic and market conditions. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission.
We take no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release.
-more-

CCA 2007 First Quarter Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	March 31,	December 31,
ASSETS	2007	2006
Cash and cash equivalents	$58,767	$29,029
Investments	83,922	82,830
Accounts receivable, net of allowance of $2,783 and $2,261, respectively	224,378	237,382
Deferred tax assets	12,288	11,655
Prepaid expenses and other current assets	12,808	17,554
Current assets of discontinued operations	416	966

Total current assets	392,579	379,416

Property and equipment, net	1,830,776	1,805,052
Restricted cash	11,973	11,826
Investment in direct financing lease	15,237	15,467
Goodwill	15,246	15,246
Other assets	23,146	23,807
Non-current assets of discontinued operations	—	46

Total assets	$2,288,957	$2,250,860

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$148,039	$160,522
Income taxes payable	5,976	2,810
Current portion of long-term debt	290	290
Current liabilities of discontinued operations	367	760

Total current liabilities	154,672	164,382

Long-term debt, net of current portion	975,895	975,968
Deferred tax liabilities	29,451	23,755
Other liabilities	41,535	37,074

Total liabilities	1,201,553	1,201,179

Commitments and contingencies

Common stock - $0.01 par value; 80,000 shares authorized; 61,371 and 61,042 shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively	614	610
Additional paid-in capital	1,535,599	1,528,219
Retained deficit	(448,809)	(479,148)

Total stockholders’ equity	1,087,404	1,049,681

Total liabilities and stockholders’ equity	$2,288,957	$2,250,860

-more-

CCA 2007 First Quarter Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	For the Quarter
	Ended March 31,
	2007	2006
REVENUE:
Management and other	$349,838	$313,592
Rental	1,077	1,036

	350,915	314,628

EXPENSES:
Operating	249,130	234,650
General and administrative	17,318	14,377
Depreciation and amortization	18,270	15,678

	284,718	264,705

OPERATING INCOME	66,197	49,923

OTHER (INCOME) EXPENSES:
Interest expense, net	13,934	15,126
Expenses associated with debt refinancing and recapitalization transactions	—	982
Other income	(11)	(12)

	13,923	16,096

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	52,274	33,827

Income tax expense	(19,704)	(12,483)

INCOME FROM CONTINUING OPERATIONS	32,570	21,344

Loss from discontinued operations, net of taxes	—	(15)

NET INCOME	$32,570	$21,329

BASIC EARNINGS PER SHARE:
Income from continuing operations	$0.54	$0.36
Loss from discontinued operations, net of taxes	—	—

Net income	$0.54	$0.36

DILUTED EARNINGS PER SHARE:
Income from continuing operations	$0.52	$0.35
Loss from discontinued operations, net of taxes	—	—

Net income	$0.52	$0.35

-more-

CCA 2007 First Quarter Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
(UNAUDITED AND AMOUNTS IN THOUSANDS)
CALCULATION OF ADJUSTED FREE CASH FLOW

	For the Quarter Ended
	March 31,
	2007	2006
Pre-tax income	$52,274	$33,812
Expenses associated with debt refinancing and recapitalization transactions	—	982
Income taxes paid	(798)	—
Depreciation and amortization	18,270	15,678
Depreciation and amortization for discontinued operations	—	25
Income tax benefit for discontinued operations	—	(8)
Stock-based compensation reflected in G&A expenses	1,230	778
Amortization of debt costs and other non-cash interest	1,015	1,235
Maintenance and technology capital expenditures	(10,456)	(9,519)

Adjusted Free Cash Flow	$61,535	$42,983

CALCULATION OF ADJUSTED EBITDA

	For the Quarter Ended
	March 31,
	2007	2006
Net income	$32,570	$21,329
Interest expense, net	13,934	15,126
Depreciation and amortization	18,270	15,678
Income tax expense	19,704	12,483
Loss from discontinued operations, net of taxes	—	15

EBITDA	$84,478	$64,631

Expenses associated with debt refinancing and recapitalization transactions	—	982

Adjusted EBITDA	$84,478	$65,613

-more-

CCA 2007 First Quarter Financial Results

CALCULATION OF ADJUSTED DILUTED EARNINGS PER SHARE

For the Quarter
Ended March 31, 2006
Net income	$21,329
Special items:
Expenses associated with debt refinancing and recapitalization transactions	982
Income tax benefit for special items	(362)

Adjusted net income	$21,949

Weighted average common shares outstanding — basic	59,300
Effect of dilutive securities:
Stock options and warrants	1,544
Restricted stock-based compensation	222

Weighted average shares and assumed conversions — diluted	61,066

Adjusted Diluted Earnings Per Share	$0.36

NOTE TO SUPPLEMENTAL FINANCIAL INFORMATION
Net income excluding special charges (Adjusted Diluted Earnings Per Share), EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP financial measures. The Company believes that these measures are important operating measures that supplement discussion and analysis of the Company’s results of operations and are used to review and assess operating performance of the Company and its correctional facilities and their management teams. The Company believes that it is useful to provide investors, lenders and security analysts disclosures of its results of operations on the same basis as that used by management.
Management and investors review both the Company’s overall performance (including GAAP EPS, net income, Adjusted Diluted Earnings Per Share and Adjusted Free Cash Flow) and the operating performance of the Company’s correctional facilities (EBITDA and Adjusted EBITDA). EBITDA and Adjusted EBITDA are useful as supplemental measures of the performance of the Company’s correctional facilities because they do not take into account depreciation and amortization, tax provisions, or with respect to Adjusted EBITDA, the impact of the Company’s financing strategies. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), this accounting presentation assumes that the value of real estate assets diminishes at a level rate over time. Because of the unique structure, design and use of the Company’s correctional facilities, management believes that assessing performance of the Company’s correctional facilities without the impact of depreciation or amortization is useful. The calculation of Adjusted Free Cash Flow substitutes capital expenditures incurred to maintain the functionality and condition of the Company’s correctional facilities in lieu of a provision for depreciation; Adjusted Free Cash Flow also excludes certain other non-cash expenses that do not affect the Company’s ability to service debt.
The Company may make adjustments to GAAP net income, Adjusted EBITDA and Adjusted Free Cash Flow from time to time for certain other income and expenses that it considers non-recurring, infrequent or unusual, such as the special charges in the preceding calculation of earnings per diluted share excluding special charges (Adjusted Diluted Earnings Per Share), even though such items may require cash settlement, because such items do not reflect a necessary component of the ongoing operations of the Company. Other companies may calculate Adjusted Diluted Earnings Per Share, EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow differently than the Company does, or adjust for other items, and therefore comparability may be limited. EPS excluding special charges (Adjusted Diluted Earnings Per Share), EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow are not measures of performance under GAAP, and should not be considered as an alternative to cash flows from operating activities, a measure of liquidity or an alternative to net income as indicators of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with the Company’s consolidated financial statements and related notes included in its filings with the Securities and Exchange Commission.
###